Exhibit 99.3

Email Title

Regarding the Business Integration with Z Holdings (Yahoo! Japan)

Main Body

Good morning everyone. This is Takeshi Idezawa and Jungho Shin.

At 8:30 am today, the LINE Group announced the execution, founded upon a spirit of equality, of a memorandum of understanding regarding a Business Integration with Z Holdings Corp.

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We are sure you were surprised to see the article in the Nikkei a few days ago. Up till now, Z Holdings, Yahoo! Japan’s owner, has been a rival as well as a benchmark of the LINE Group in a number of business and service areas. Now, the two companies have made an important decision to join hands and build a future together as the “Greatest ‘One Team.’”

We believe without a doubt that this business integration of equals between Yahoo! Japan, the number 1 domestic comprehensive portal site, and LINE, which is now an indispensable infrastructure for people’s life, will be the by far the largest integration in the history of the internet in Japan.

This business integration of equals between LINE Group and Z Holdings, which has twice the corporate value and has been around for twice as long, is an exception among exceptions, and demonstrates the value of what everyone has done to build up LINE as a service and as a company, and to etch out its future.

We will discuss this in detail later today at the planned extraordinary company-wide meeting, but by the two groups joining hands and combining our respective strengths in technology, products and business, as well as human resources and other business resources, we will aim to be a leading company, propelling Asia and the world forward from Japan, and strive higher than before.

Due to the creation of this dream team, we will be able to insert a new focal point from Japan and Asia into the current jostling global tech giant environment. Further, we are eager for us to achieve the great ambition of using our technologies and global business strength, as well as our strengths in AI, which will be a meaningful foundation for us going forward, to take a great leap forward and become an “AI tech company that leads the world” from our foothold in Japan and Asia, offering the best user experience on a global scale, and contributing solutions to various social issues.

We also see this as a great opportunity to realize LINE’s vision of “Life on LINE” quickly and on a large scale. Unlike our narrow and small-scale competitions of the past, it is essential that we join hands and press forward in the service and product-driven areas where LINE excels with “great ambition.” And through doing so, let us set our sights on making “Life on LINE” a reality at a global level and become an “AI tech company that leads the world.” We will be making aggressive investments to fulfill this vision.

What we have to do has not changed. We will continue to pursue our corporate value standard, “WOW,”. As Takeshi Idezawa and, from Z Holdings, Kentaro Kawabe will serve as joint representatives in the new organization, and Jungho Shin will be appointed as CPO (Chief Product Officer) in charge of the technology, planning and quality of all major services and products of LINE and Yahoo! Japan, all of us LINERS here will continue to combine our efforts to create “WOW” going forward.

Yahoo! Japan also has a slogan, “Make our users’ lives convenient to a surprising (!) extent.” It is an extremely similar vision and mindset to ours. We believe this will not be 1 + 1, but rather many multiplication that we believe will put us in an interesting place to do things with greater speed and scale but also take on the challenges for things we have thus far been unable to.

We can say with confidence that we will create “WOW” and “!” with AI as a cornerstone, and we will be a tech company that leads the world IT industry from Japan.

With the “Greatest ‘One Team,’” we should be able to further excite the world.

Let all of us at the LINE Group move forward to this next challenge and stage.

November 18, 2019

Takeshi Idezawa and Jungho Shin

▼Though sudden notice, we will hold an extraordinary company-wide meeting as per the schedule below. As we will discuss the transaction in detail, we ask that you all make arrangements to attend.

Japan:	November 18 (Mon) 12:00 START (JST/KST) ＠Miraina 23F Cafe
Speaker: Idezawa, Shin

Korea/Global:	November 19 (Tues) 14:00 START (JST/KST) ＠Bundang Square
Speaker: Shin

※For employees directly employed by the LINE Group

※In Japan, we will satellite broadcast on every floor at Miraina, as well as at Osaki, Nishi Shinjuku, Fukuoka, Osaka and Kyoto.

※We will have live broadcasts of the company-wide meeting in Korea and globally. We will send details separately.

▼The companies will hold a joint press conference regarding the transaction on November 18 at 17:00（JST/KST）

　There will also be live broadcasts (in Japanese and English), which can be viewed at the URLs below.

JP URL:	XXXXXXXXXXXXXXXXXX

EN URL:	XXXXXXXXXXXXXXXXXX

Forward-Looking Statements

This document contains forward-looking statements with respect to Z Holdings’s and LINE’s current plans, estimates, strategies and beliefs, including, without limitation, the statements made concerning the Proposed Offer and the Proposed Transaction. Forward-looking statements include, but are not limited to, those statements using words such as “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project,” “aim,” “plan,” “likely to,” “target,” “contemplate,” “predict,” “potential” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions generally intended to identify forward-looking statements. These forward-looking statements are based on information currently available to Z Holdings and LINE, speak only as of the date hereof and are based on their respective current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond their control. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ significantly from those expressed in any forward-looking statements in this document. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented and neither Z Holdings nor LINE intends to update any of these forward-looking statements. Risks and uncertainties that might affect Z Holdings, LINE, the Proposed Offer or the Proposed Transaction include, but are not limited to, those relating to:

•	whether Z Holdings, LINE, SoftBank and NAVER will be able to agree on the terms of the Proposed Transaction;
•	whether the terms of the Proposed Transaction that are ultimately agreed among Z Holdings, LINE, SoftBank and NAVER will be consistent with the terms described in this document;
•	whether the Proposed Offer will be commenced or will close;
•	the timing of the Proposed Offer;
•	obtaining the requisite consents to the Proposed Offer and the Proposed Transaction, including, without limitation, the risk that a regulatory approval that may be required for the Proposed Transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;
•	whether the conditions for the Proposed Offer and the Proposed Transaction will be satisfied or waived;
•	the possibility that, prior to the completion of the Proposed Transaction, Z Holdings and LINE’s businesses and their relationships with employees, collaborators, vendors and other business partners may experience significant disruption due to transaction-related uncertainty;
•	shareholder litigation in connection with the Proposed Offer or the Proposed Transaction potentially resulting in significant costs of defense, indemnification and liability; and
•	the risks and uncertainties pertaining to Z Holdings and LINE’s businesses, including in LINE’s case those detailed under “Risk Factors” and elsewhere in LINE’s public periodic filings with the SEC, as well as those detailed in the tender offer materials that may be filed by SoftBank and NAVER, the Solicitation /Recommendation Statement that may be filed by LINE, and the Transaction Statement that may be filed, all in connection with the Proposed Offer or the Proposed Transaction if they are commenced.

Additional Information for US Investors

In the United States, LINE will file a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer for securities of LINE within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934. Holders of the securities of LINE that are subject to any such tender offer are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by LINE will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by the bidders in any such tender offer, including a Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.